Exhibit 99.1

Raytheon Company Global Headquarters Waltham, Mass.
Investor Relations Contact Todd Ernst 781.522.5141
Media Contact Jon Kasle 781.522.5110

FOR IMMEDIATE RELEASE

Raytheon Reports Solid Fourth Quarter and Full-Year 2011 Results

•	Fourth quarter 2011 Adjusted EPS of $1.74, up 12 percent; EPS from continuing operations was $1.58[1]

•	Full-year 2011 Adjusted EPS of $5.90, up 7 percent; full-year 2011 EPS from continuing operations was $5.28[1]

•	Strong operating cash flow of $1.3 billion in the quarter and $2.2 billion for the year after a $750 million discretionary pension plan contribution

•	Strong bookings of $7.1 billion in the quarter and $26.6 billion for the year; book-to-bill of 1.11 in the quarter and 1.07 for the year

WALTHAM, Mass., (January 26, 2012) – Raytheon Company (NYSE: RTN) announced fourth quarter 2011 Adjusted EPS of $1.74 per diluted share compared to $1.55 per diluted share in the fourth quarter 20101. The increase was driven by operational improvements and capital deployment actions. Fourth quarter 2011 EPS from continuing operations was $1.58 compared to $1.37 in the fourth quarter 2010. Fourth quarter 2011 included an unfavorable FAS/CAS Adjustment1 of $0.16, compared with an unfavorable FAS/CAS Adjustment of $0.09 in the fourth quarter 2010. Fourth quarter 2010 EPS from continuing operations also included a $0.10 net charge associated with the impact of early debt retirement.

“In a year of economic uncertainty, the Raytheon team focused on what we do best - ensuring customer success through program performance and product innovation,” said William H. Swanson, Raytheon’s Chairman and CEO. “Improved efficiencies and lower costs drove operating margin and earnings performance, while global demand for our affordable solutions resulted in strong orders.”

[1]

Adjusted EPS is EPS from continuing operations attributable to Raytheon Company common stockholders excluding the EPS impact of the FAS/CAS Adjustment and, from time to time, certain other items. In addition to the FAS/CAS Adjustment: Q4 2010 Adjusted EPS excludes the impact of early debt retirement; full-year 2010 Adjusted EPS excludes the impact of the UKBA Program Adjustment in Q2 2010, a favorable tax settlement in Q3 2010 and early debt retirement in Q4 2010; full-year 2011 Adjusted EPS excludes the impact of the UKBA LOC Adjustment in Q1 2011 and the favorable tax settlement in Q3 2011. Adjusted EPS is a non-GAAP financial measure. See attachment F for a reconciliation of this measure and a discussion of why the Company is presenting this information.

Q4 2010 vs. Q4 2011 EPS Variance

	EPS	Adjusted EPS*
Q4 2010	$1.37	$1.55
Operational Improvements	0.19	0.19
Reduced Share Count	0.10	0.10
Other Items, net (primarily tax-related)	(0.11)	(0.11)
FAS/CAS Adjustment**	(0.07)	—
Q4 2010 Early Debt Retirement Impact, net	0.10	—

Q4 2011	$1.58	$1.74

*	Adjusted EPS is EPS from continuing operations attributable to Raytheon Company common stockholders excluding the EPS impact of the FAS/CAS Adjustment and, from time to time, certain other items. Adjusted EPS is a non-GAAP financial measure. See attachment F for a reconciliation of this measure and a discussion of why the Company is presenting this information. Amounts may not add due to rounding.
**	Represents the difference between the 2011 and 2010 FAS/CAS Adjustments of $(0.16) and $(0.09), respectively.

Net sales for the fourth quarter 2011 were $6,441 million, compared to $6,885 million in the fourth quarter 2010, with 5 fewer workdays in the fourth quarter 2011. The Company reported strong bookings for the fourth quarter 2011 of $7,147 million compared to $5,984 million in the fourth quarter 2010, resulting in a book-to-bill ratio of 1.11.

The Company generated strong operating cash flow in the quarter. Operating cash flow from continuing operations for the fourth quarter 2011 was $1,319 million compared to $861 million for the fourth quarter 2010. Both fourth quarter 2011 and fourth quarter 2010 included $750 million in discretionary cash contributions to the Company’s pension plans. The increase in operating cash flow from continuing operations in the fourth quarter 2011 was primarily due to the timing of collections.

In the fourth quarter 2011, the Company repurchased 7.0 million shares of common stock for $313 million as part of its previously announced share repurchase program. For the full-year 2011, the Company repurchased 27.1 million shares of common stock for $1,250 million.

Full-Year Financial Results

Full-year 2011 Adjusted EPS was $5.90 per diluted share compared to $5.51 for the full-year 20102, up 7 percent. The increase was primarily driven by operational improvements and capital deployment actions. Full-year 2011 EPS from continuing operations was $5.28 compared to $4.79 for the full-year 2010.

2010 vs. 2011 EPS Variance

	EPS	Adjusted EPS[2]
Full-Year 2010	$4.79	$5.51
Operational Improvements	0.18	0.18
Reduced Share Count	0.37	0.37
Other Items, net (primarily tax-related & interest)	(0.16)	(0.16)
FAS/CAS Adjustment*	(0.30)	—
UKBA Adjustments**	0.58	—
Tax Settlements***	(0.28)	—
Q4 2010 Early Debt Retirement Impact, net	0.10	—

Full-Year 2011	$5.28	$5.90

*	Represents the difference between the 2011 and 2010 FAS/CAS Adjustments of $(0.62) and $(0.32), respectively.
**	Represents the difference between the 2011 UKBA LOC Adjustment and the 2010 UKBA Program Adjustment of $(0.17) and $(0.75), respectively.
***	Represents the difference between the Q3 2011 and Q3 2010 favorable tax settlement of $0.17 and $0.45, respectively.

Net sales in 2011 were $24.9 billion, compared to $25.2 billion in 2010. The Company reported strong bookings in 2011 of $26.6 billion compared to $24.4 billion in 2010, resulting in a book-to-bill ratio of 1.07.

The Company generated strong operating cash flow for the year. Operating cash flow from continuing operations was $2.2 billion in 2011, compared to $1.9 billion in 2010. Both 2011 and 2010 included $750 million in discretionary cash contributions to the Company’s pension plans. The Company made $1.8 billion in total cash contributions to its pension plans in 2011 compared to $1.9 billion in 2010.

In the fourth quarter 2011, the Company issued $1.0 billion in long-term debt. The Company ended the year with $605 million of net debt. Net debt is defined as total debt less cash and cash equivalents.

[2]

Adjusted EPS is EPS from continuing operations attributable to Raytheon Company common stockholders excluding the EPS impact of the FAS/CAS Adjustment and, from time to time, certain other items. Adjusted EPS is a non-GAAP financial measure. See attachment F for a reconciliation of this measure and a discussion of why the Company is presenting this information.

Summary Financial Results

	4th Quarter			Full-Year
($ in millions, except per share data)	2011	2010	% Change	2011	2010	% Change

Net sales	$6,441	$6,885	-6%	$24,857	$25,183	-1%

Income from continuing operations attributable to Raytheon Company	$546	$499	9%	$1,867	$1,804	3%

Adjusted Income*	$600	$568	6%	$2,086	$2,077	—

EPS from continuing operations	$1.58	$1.37	15%	$5.28	$4.79	10%

Adjusted EPS*	$1.74	$1.55	12%	$5.90	$5.51	7%

Operating cash flow from cont. ops.	$1,319	$861		$2,156	$1,931

Workdays in fiscal reporting calendar	57	62		248	249

*	Adjusted Income is income from continuing operations attributable to Raytheon Company common stockholders and Adjusted EPS is EPS from continuing operations attributable to Raytheon Company common stockholders, in each case, excluding the after-tax impact of the FAS/CAS Adjustment and, from time to time, certain other items. In addition to the FAS/CAS Adjustment: Q4 2010 Adjusted Income and Adjusted EPS exclude the impact of early debt retirement; full-year 2010 Adjusted Income and Adjusted EPS exclude the impact of the UKBA Program Adjustment in Q2 2010, a favorable tax settlement in Q3 2010 and early debt retirement in Q4 2010; full-year 2011 Adjusted Income and Adjusted EPS exclude the impact of the UKBA LOC Adjustment in Q1 2011 and the favorable tax settlement in Q3 2011. Adjusted Income and Adjusted EPS are non-GAAP financial measures. See attachment F for a reconciliation of these measures and a discussion of why the Company is presenting this information.

Bookings and Backlog

Bookings

($ in millions)	4th Quarter		Full-Year
	2011	2010	2011	2010
Bookings	$7,147	$5,984	$26,555	$24,449

Backlog

	54.20	54.20	54.20	54.20
($ in millions)	Period Ending
	31-Dec-11	31-Dec-10
Backlog	$35,312	$34,551
Funded Backlog	$22,462	$22,632

The Company ended 2011 with a backlog of $35.3 billion, compared to $34.6 billion at the end of 2010.

Outlook

The Company has provided its financial outlook for 2012. Charts containing additional information on the Company’s 2012 outlook are available on the Company’s website at www.raytheon.com/ir. In the first quarter of 2012, the Company sold the remaining operating assets at a slight gain and ceased operations of Raytheon Airline Aviation Services (RAAS), the Company’s residual turbo-prop commuter aircraft portfolio. Accordingly, the favorable 2011 financial results of RAAS will be reclassified to discontinued operations beginning in the first quarter of 2012.

2012 Financial Outlook

	2011 as Reported	2011 Adjusted for RAAS*	2012 Outlook
Net Sales ($B)	24.9	24.8	24.5 - 25.0

FAS/CAS Adjustment ($M)	(337)	(337)	(284)

Interest Expense, Net ($M)	(155)	(157)	(190) - (200)

Diluted Shares (M)	354	354	334 - 340

Effective Tax Rate	29.5%	29.5%	~32%**

EPS from Continuing Operations	$5.28	$5.22	$4.90 - $5.05**

Adjusted EPS***	$5.90	$5.84	$5.45 - $5.60**

Operating Cash Flow from Cont. Ops. ($B)	2.2	2.1	1.6 - 1.8

*	Adjusted to exclude the financial impact of RAAS, the Company’s residual turbo-prop commuter aircraft portfolio. See attachment H for a reconciliation of the 2011 Adjusted for RAAS financial information as well as other preliminary 2009 and 2010 financial information excluding the financial results of RAAS.
**	Impacted by 100 basis points, or $0.07 per diluted share, due to the expiration of the R&D tax credit in 2011.
***	Adjusted EPS is EPS from continuing operations attributable to Raytheon Company common stockholders excluding the EPS impact of the FAS/CAS Adjustment and, from time to time, certain other items. In addition to the FAS/CAS Adjustment, 2011 Adjusted EPS exclude the impact of the UKBA LOC Adjustment in Q1 2011 and the favorable tax settlement in Q3 2011. Adjusted EPS is a non-GAAP financial measures. See attachment F for a reconciliation of Adjusted EPS to EPS from continuing operations and a discussion of why the Company is presenting this information.

Segment Results3

The Company’s reportable segments, organized based on capabilities and technologies are: Integrated Defense Systems, Intelligence and Information Systems, Missile Systems, Network Centric Systems, Space and Airborne Systems, and Technical Services.

[3]	Q4 2011 results reflect 5 fewer workdays compared with Q4 2010

Integrated Defense Systems

	4th Quarter			Full-Year
($ in millions)	2011	2010	% Change	2011	2010	% Change
Net Sales	$1,291	$1,463	-12%	$4,958	$5,470	-9%

Operating Income	$236	$238	-1%	$836	$870	-4%

Operating Margin	18.3%	16.3%		16.9%	15.9%

Fourth Quarter

Integrated Defense Systems (IDS) had fourth quarter 2011 net sales of $1,291 million compared to $1,463 million in the fourth quarter 2010. As expected, the change in net sales was primarily due to lower sales on a U.S. Navy program and on an international Patriot program. IDS recorded $236 million of operating income compared to $238 million in the fourth quarter 2010. The change in operating income was primarily due to the change in volume partially offset by improved program performance and favorable contract mix.

During the quarter, IDS booked $2,771 million including $1,027 million for AN/TPY-2 radar contract awards for the United Arab Emirates (UAE), Missile Defense Agency (MDA) and U.S. Army. IDS also booked $560 million to provide advanced Patriot air and missile defense capability for Taiwan, $243 million on the Zumwalt-class destroyer program for the U.S. Navy, $177 million to provide Consolidated Contractor Logistics Support (CCLS) for the MDA, and $81 million for the production of Airborne Low Frequency Sonar (ALFS) systems for the Australian Navy.

Full-year

IDS had full-year 2011 net sales of $4,958 million compared to $5,470 million in 2010. As expected, the change in net sales was primarily due to lower sales on a U.S. Navy program and an international Patriot program. IDS recorded $836 million of operating income in 2011 compared to $870 million in 2010. The change in operating income was primarily due to the change in volume partially offset by improved program performance.

IDS had full-year 2011 bookings of $6,392 million. During the year, IDS booked $3,147 million for the Patriot Air and Missile Defense System, including $1,698 million for the Kingdom of Saudi Arabia, $560 million for Taiwan, $340 million for other international customers, and $257 million to provide engineering services support for U.S. and international customers. IDS booked $1,027 million for AN/TPY-2 radar contract awards for the UAE, MDA and U.S. Army. IDS also booked $345 million on the Zumwalt-class destroyer program for the U.S. Navy, $268 million for the production of ALFS systems and spares for the U.S. Navy and the Australian Navy, $193 million to provide CCLS for the MDA, and $107 million for development on the competitively awarded Space Fence program for the U.S. Air Force.

Intelligence & Information Systems

	4th Quarter			Full-Year*
($ in millions)	2011	2010	% Change	2011	2010	% Change
Net Sales	$753	$820	-8%	$3,015	$2,757	9%

Operating Income (Loss)	$74	$67	10%	$159	$(157)	NM

Operating Margin	9.8%	8.2%		5.3%	-5.7%

*	Full-year 2011 includes a $80 million reduction to operating income due to the UKBA LOC Adjustment in the first quarter 2011. Full-year 2010 includes a $316 million reduction to net sales and a $395 million reduction to operating income due to the UKBA Program Adjustment in the second quarter 2010.

NM = Not Meaningful

Fourth Quarter

Intelligence and Information Systems (IIS) had fourth quarter 2011 net sales of $753 million compared to $820 million in the fourth quarter 2010. The change in net sales was primarily due to lower sales on domestic programs. IIS recorded $74 million of operating income compared to $67 million in the fourth quarter 2010. Fourth quarter 2011 operating income included the recovery of an insurance claim.

During the quarter, IIS booked $433 million on a number of classified contracts.

In addition, as previously announced during the quarter, the Company acquired Pikewerks Corporation and Henggeler Computer Consultants, Inc., further extending the Company’s capabilities to serve the cybersecurity, enterprise architecture and systems engineering needs of customers in the intelligence community as well as in the Department of Defense.

Full-year

IIS had full-year 2011 net sales of $3,015 million compared to $2,757 million in 2010. The change in net sales was primarily due to the 2010 UKBA program adjustment and higher sales on the Global Positioning System Operational Control Segment (GPS-OCX) program. IIS recorded $159 million of operating income in 2011 compared to a loss of $157 million in 2010. The change in operating income was primarily due to adjustments related to the UKBA program and favorable contract mix.

During the year, IIS booked $520 million on the Joint Polar Satellite System (JPSS) program for NASA and $183 million on a contract to provide intelligence, surveillance and reconnaissance (ISR) support to the U.S. Air Force. IIS also booked $1,554 million on a number of classified contracts.

Missile Systems

	4th Quarter			Full-Year
($ in millions)	2011	2010	% Change	2011	2010	% Change
Net Sales	$1,482	$1,565	-5%	$5,590	$5,732	-2%

Operating Income	$209	$170	23%	$693	$650	7%

Operating Margin	14.1%	10.9%		12.4%	11.3%

Fourth Quarter

Missile Systems (MS) had fourth quarter 2011 net sales of $1,482 million compared to $1,565 million in the fourth quarter 2010. The change in net sales was primarily due to lower sales on the Rolling Airframe Missile (RAM) and Standard Missile-2 (SM-2) programs. MS recorded $209 million of operating income compared to $170 million in the fourth quarter 2010. The increase in operating income was primarily due to improved program performance and a favorable contractual resolution.

During the quarter, MS booked $383 million for the development of Standard Missile-3 (SM-3) for the Missile Defense Agency (MDA), $131 million for PavewayTM and $86 million for Advanced Medium-Range Air-to-Air Missiles (AMRAAM) for international customers; and $128 million for Evolved Seasparrow Missiles (ESSM) to the U.S. Navy and international customers; and $90 million for the Joint Stand-off Weapon (JSOW) for the U.S. Navy. MS also booked $85 million for the development and production of Excalibur for the U.S. Marine Corps and U.S. Army.

Full-year

MS had full-year 2011 net sales of $5,590 million compared to $5,732 million in 2010. The change in net sales was primarily due to lower sales on the SM-2, ESSM, and SM-3 programs, partially offset by higher sales on the Small Diameter Bomb II (SDB II) and PavewayTM programs. MS recorded $693 million of operating income in 2011 compared to $650 million in 2010. The increase in operating income in 2011 was primarily due to favorable contract mix and improved program performance.

During the year, MS booked $1,402 million for SM-3, $696 million for AMRAAM, $393 million for ESSM, $374 million for Phalanx Weapon Systems, $311 million for Excalibur, $270 million for PavewayTM, $237 million for SM-2, $225 million on a classified program, $210 million for Standard Missile-6 (SM-6), $191 million for JSOW, $152 million for Tube Launched, Optically Tracked, Wireless (TOW) missiles, and $113 million for Miniature Air Launched Decoys (MALD).

Network Centric Systems

	4th Quarter			Full-Year
($ in millions)	2011	2010	% Change	2011	2010	% Change
Net Sales	$1,137	$1,310	-13%	$4,497	$4,918	-9%

Operating Income	$175	$196	-11%	$667	$692	-4%

Operating Margin	15.4%	15.0%		14.8%	14.1%

Fourth Quarter

Network Centric Systems (NCS) had fourth quarter 2011 net sales of $1,137 million compared to $1,310 million in the fourth quarter 2010. The change in net sales was primarily due to lower sales on U.S. Army programs. NCS recorded $175 million of operating income compared to $196 million in the fourth quarter 2010. The change in operating income was primarily due to lower volume partially offset by improved program performance.

Full-year

NCS had full-year 2011 net sales of $4,497 million compared to $4,918 million in 2010. The change in net sales was primarily due to lower sales on U.S. Army programs. NCS recorded $667 million of operating income compared to $692 million in 2010. The change in operating income was primarily due to lower volume partially offset by improved program performance and favorable contract mix.

During the year, NCS booked $211 million for the production of Sentinel radars, spares, and services for the U.S. Army and international customers, $146 million for Long Range Advanced Scout Surveillance Systems (LRAS3) for the U.S. Army, $71 million for the Thermal Weapon Sight (TWS) program for the U.S. Army and $64 million for Enhanced Position Location Reporting System (EPLRS) and MicroLight® radios for the Australian Defence Materiel Organisation (DMO).

Space & Airborne Systems

	4th Quarter			Full-Year
($ in millions)	2011	2010	% Change	2011	2010	% Change
Net Sales	$1,341	$1,300	3%	$5,255	$4,830	9%

Operating Income	$214	$163	31%	$717	$676	6%

Operating Margin	16.0%	12.5%		13.6%	14.0%

Fourth Quarter

Space and Airborne Systems (SAS) had fourth quarter 2011 net sales of $1,341 million compared to $1,300 million in the fourth quarter 2010. The increase in net sales was primarily due to higher net sales related to Raytheon Applied Signal Technology, which was acquired in the first quarter of 2011. SAS recorded $214 million of operating income compared to $163 million in the fourth quarter 2010. The increase in operating income was primarily due to improved program performance.

During the quarter, SAS booked $212 million for the production of Active Electronically Scanned Array (AESA) radars for the U.S. Navy. SAS also booked $177 million on a number of classified contracts.

Full-year

SAS had full-year 2011 net sales of $5,255 million, up 9 percent compared to $4,830 million in 2010. The increase in net sales was primarily due to higher net sales related to Raytheon Applied Signal Technology, and growth on intelligence, surveillance and reconnaissance (ISR) systems programs and an international airborne tactical radar program. SAS recorded $717 million of operating income in 2011 compared to $676 million in 2010. The increase in operating income was primarily due to higher sales and improved program performance partially offset by acquisition-related costs related to Raytheon Applied Signal Technology.

During the year, SAS booked $782 million on an international AESA program for F-15’s to the Kingdom of Saudi Arabia, $291 million for the production of AESA radars for the U.S. Air Force, U.S. Navy and the Air National Guard, and $78 million on radar contracts for an international customer. SAS also booked $954 million on a number of classified contracts.

Technical Services

	4th Quarter			Full-Year
($ in millions)	2011	2010	% Change	2011	2010	% Change
Net Sales	$886	$964	-8%	$3,353	$3,472	-3%

Operating Income	$84	$82	2%	$312	$297	5%

Operating Margin	9.5%	8.5%		9.3%	8.6%

Fourth Quarter

Technical Services (TS) had fourth quarter 2011 net sales of $886 million compared to $964 million in the fourth quarter 2010. The change in net sales was primarily due to lower sales on programs nearing completion, including a Defense Threat Reduction Agency (DTRA) program and a Transportation Security Administration (TSA) program. TS recorded operating income of $84 million compared to $82 million in the fourth quarter 2010. The change in operating income was primarily due to improved program performance.

During the quarter, TS booked $39 million on domestic training programs and $98 million on foreign training programs in support of Warfighter FOCUS activities.

Full-year

TS had full-year 2011 net sales of $3,353 million compared to $3,472 million in 2010. The change in net sales was primarily due to lower sales on a DTRA program, which is nearing completion and on Warfighter FOCUS, partially offset by higher sales on various depot services operations programs. TS recorded operating income of $312 million in 2011 compared to $297 million in 2010. The increase in operating income was primarily due to contract mix and operational improvements.

During the year, TS booked $994 million on domestic training programs and $347 million on foreign training programs in support of the Warfighter FOCUS activities. TS also booked $150 million to provide operational and logistics support to the National Science Foundation (NSF) Office of Polar Programs, $120 million to design, develop and deliver technical training for a commercial customer and $100 million for base operations, maintenance and support services at the Harold E. Holt Naval Communications station for Australia.

About Raytheon

Raytheon Company, with 2011 sales of $25 billion, is a technology and innovation leader specializing in defense, homeland security and other government markets throughout the world. With a history of innovation spanning 90 years, Raytheon provides state-of-the-art electronics, mission systems integration and other capabilities in the areas of sensing; effects; and command, control, communications and intelligence systems, as well as a broad range of mission support services. With headquarters in Waltham, Mass., Raytheon employs 71,000 people worldwide. For more about Raytheon, visit us at www.raytheon.com and follow us on Twitter at @raytheon.

Conference Call on the Fourth Quarter and Full-Year 2011 Financial Results

Raytheon’s financial results conference call will be held on Thursday, January 26, 2012 at 9 a.m. ET. Participants will include William H. Swanson, Chairman and CEO; David C. Wajsgras, senior vice president and CFO; and other Company executives.

The dial-in number for the conference call will be (866) 510-0712 in the U.S. or (617) 597-5380 outside of the U.S. The conference call will also be audiocast on the Internet at www.raytheon.com/ir. Individuals may listen to the call and download charts that will be used during the call. These charts will be available for printing prior to the call.

Interested parties are encouraged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the free required downloadable software are posted on the site.

Disclosure Regarding Forward-looking Statements

This release and the attachments contain forward-looking statements, including information regarding the Company’s financial outlook, future plans, objectives, business prospects and anticipated financial performance. These forward-looking statements are not statements of historical facts and represent only the Company’s current expectations regarding such matters. These statements inherently involve a wide range of known and unknown risks and uncertainties. The Company’s actual actions and results could differ materially from what is expressed or implied by these statements. Specific factors that could cause such a difference include, but are not limited to: the Company’s dependence on the U.S. Government for a significant portion of its business and the risks associated with U.S. Government sales, including changes or shifts in defense spending, uncertain funding of programs, potential termination of contracts, and difficulties in contract performance; the resolution of program terminations; the ability to procure new contracts; the risks of conducting business in foreign countries; the ability to comply with extensive governmental regulation, including import and export policies, the Foreign Corrupt Practices Act, the International Traffic in Arms Regulations, and procurement and other regulations; the impact of competition; the ability to develop products and technologies; the impact of changes in the financial markets and global economic conditions; the risk that actual pension returns, discount rates or other actuarial assumptions are significantly different than the Company’s assumptions; the risk of cost overruns, particularly for the Company’s fixed-price contracts; dependence on component availability, subcontractor performance and key suppliers; risks of a negative government audit; the use of accounting estimates in the Company’s financial statements; risks associated with acquisitions, dispositions, joint ventures and other business arrangements; risks of an impairment of goodwill or other intangible assets; the outcome of contingencies and litigation matters, including government investigations; the ability to recruit and retain qualified personnel; the impact of potential security and cyber threats, and other disruptions; and other factors as may be detailed from time to time in the Company’s public announcements and Securities and Exchange Commission filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release and the attachments or to update them to reflect events or circumstances occurring after the date of this release, including any acquisitions, dispositions or other business arrangements that may be announced or closed after such date. This release and the attachments also contain non-GAAP financial measures. A GAAP reconciliation and a discussion of the Company’s use of these measures are included in this release or the attachments.

# # #

Attachment A

Raytheon Company

Preliminary Statement of Operations Information

Fourth Quarter 2011

(In millions, except per share amounts)	Three Months Ended		Twelve Months Ended
	31-Dec-11	31-Dec-10	31-Dec-11	31-Dec-10

Net sales	$6,441	$6,885	$24,857	$25,183

Operating expenses
Cost of sales	5,025	5,506	19,697	20,303
Administrative and selling expenses	385	432	1,678	1,648
Research and development expenses	171	143	625	625

Total operating expenses	5,581	6,081	22,000	22,576

Operating income	860	804	2,857	2,607

Interest expense	45	28	172	126
Interest income	(3)	(6)	(17)	(16)
Other (income) expense	(3)	67	12	65

Non-operating (income) expense, net	39	89	167	175

Income from continuing operations before taxes	821	715	2,690	2,432

Federal and foreign income taxes	266	201	793	589

Income from continuing operations	555	514	1,897	1,843

Income (loss) from discontinued operations, net of tax	(3)	(40)	(1)	36

Net income	552	474	1,896	1,879

Less: Net income (loss) attributable to noncontrolling interests in subsidiaries	9	15	30	39

Net income attributable to Raytheon Company	$543	$459	$1,866	$1,840

Basic earnings (loss) per share attributable to Raytheon Company common stockholders:
Income from continuing operations	$1.58	$1.38	$5.31	$4.84
Income (loss) from discontinued operations, net of tax	(0.01)	(0.11)	—	0.10
Net income	1.58	1.26	5.30	4.94

Diluted earnings (loss) per share attributable to Raytheon Company common stockholders:
Income from continuing operations	$1.58	$1.37	$5.28	$4.79
Income (loss) from discontinued operations, net of tax	(0.01)	(0.11)	—	0.10
Net income	1.57	1.25	5.28	4.88

Amounts attributable to Raytheon Company common stockholders:
Income from continuing operations	$546	$499	$1,867	$1,804
Income (loss) from discontinued operations, net of tax	(3)	(40)	(1)	36

Net income	$543	$459	$1,866	$1,840

Average shares outstanding
Basic	344.1	363.2	351.7	372.7
Diluted	345.1	366.0	353.6	377.0

Attachment B

Raytheon Company

Preliminary Segment Information

Fourth Quarter 2011

(In millions, except percentages)	Net Sales Three Months Ended		Operating Income Three Months Ended		Operating Income As a Percent of Net Sales Three Months Ended
	31-Dec-11	31-Dec-10	31-Dec-11	31-Dec-10	31-Dec-11	31-Dec-10

Integrated Defense Systems	$1,291	$1,463	$236	$238	18.3%	16.3%
Intelligence and Information Systems	753	820	74	67	9.8%	8.2%
Missile Systems	1,482	1,565	209	170	14.1%	10.9%
Network Centric Systems	1,137	1,310	175	196	15.4%	15.0%
Space and Airborne Systems	1,341	1,300	214	163	16.0%	12.5%
Technical Services	886	964	84	82	9.5%	8.5%
FAS/CAS Adjustment	—	—	(83)	(49)
Corporate and Eliminations	(449)	(537)	(49)	(63)

Total	$6,441	$6,885	$860	$804	13.4%	11.7%

(In millions, except percentages)	Net Sales Twelve Months Ended		Operating Income Twelve Months Ended		Operating Income As a Percent of Net Sales Twelve Months Ended
	31-Dec-11	31-Dec-10	31-Dec-11	31-Dec-10	31-Dec-11	31-Dec-10

Integrated Defense Systems	$4,958	$5,470	$836	$870	16.9%	15.9%
Intelligence and Information Systems	3,015	2,757	159	(157)	5.3%	-5.7%
Missile Systems	5,590	5,732	693	650	12.4%	11.3%
Network Centric Systems	4,497	4,918	667	692	14.8%	14.1%
Space and Airborne Systems	5,255	4,830	717	676	13.6%	14.0%
Technical Services	3,353	3,472	312	297	9.3%	8.6%
FAS/CAS Adjustment	—	—	(337)	(187)
Corporate and Eliminations	(1,811)	(1,996)	(190)	(234)

Total	$24,857	$25,183	$2,857	$2,607	11.5%	10.4%

Attachment C

Raytheon Company

Other Preliminary Information

Fourth Quarter 2011

(In millions)	Funded Backlog		Total Backlog
	31-Dec-11	31-Dec-10	31-Dec-11	31-Dec-10

Integrated Defense Systems	$7,100	$6,433	$9,766	$8,473
Intelligence and Information Systems	829	725	4,366	4,319
Missile Systems	6,205	6,385	8,570	8,212
Network Centric Systems	3,267	3,740	4,160	4,912
Space and Airborne Systems	3,104	3,266	5,864	5,981
Technical Services	1,957	2,083	2,586	2,654

Total	$22,462	$22,632	$35,312	$34,551

	Bookings Three Months Ended		Bookings Twelve Months Ended
	31-Dec-11	31-Dec-10	31-Dec-11	31-Dec-10

Total Bookings	$7,147	$5,984	$26,555	$24,449

Attachment D

Raytheon Company

Preliminary Balance Sheet Information

Fourth Quarter 2011

(In millions)
	31-Dec-11	31-Dec-10
Assets
Cash and cash equivalents	$4,000	$3,638
Contracts in process, net	4,526	4,414
Inventories	336	363
Deferred taxes	221	266
Prepaid expenses and other current assets	226	141

Total current assets	9,309	8,822

Property, plant and equipment, net	2,006	2,003
Deferred taxes	657	106
Goodwill	12,544	12,045
Other assets, net	1,338	1,446

Total assets	$25,854	$24,422

Liabilities and Equity
Current liabilities
Advance payments and billings in excess of costs incurred	$2,542	$2,201
Accounts payable	1,507	1,538
Accrued employee compensation	941	901
Other accrued expenses	1,140	1,320

Total current liabilities	6,130	5,960

Accrued retiree benefits and other long-term liabilities	6,774	4,815
Deferred taxes	5	147
Long-term debt	4,605	3,610

Equity
Raytheon Company stockholders’ equity
Common stock	3	4
Additional paid-in capital	11,676	11,406
Accumulated other comprehensive loss	(7,001)	(5,146)
Treasury stock, at cost	(8,153)	(6,900)
Retained earnings	11,656	10,390

Total Raytheon Company stockholders’ equity	8,181	9,754
Noncontrolling interests in subsidiaries	159	136

Total equity	8,340	9,890

Total liabilities and equity	$25,854	$24,422

Attachment E

Raytheon Company

Preliminary Cash Flow Information

Fourth Quarter 2011

(In millions)	Three Months Ended		Twelve Months Ended
	31-Dec-11	31-Dec-10	31-Dec-11	31-Dec-10

Net income (loss)	$552	$474	$1,896	$1,879
(Income) loss from discontinued operations, net of tax	3	40	1	(36)

Income (loss) from continuing operations	555	514	1,897	1,843

Depreciation	81	79	314	304
Amortization	35	30	133	116
Working capital (excluding pension and taxes) (1)	1,079	495	196	358
Other long-term liabilities	30	11	(25)	(344)
Pension and other postretirement benefits	(500)	(559)	(760)	(1,048)
Other	39	291	401	702

Net operating cash flow	1,319	861	2,156	1,931

Discontinued operations	(1)	4	(49)	11
Capital spending	(143)	(135)	(340)	(319)
Internal use software spending	(23)	(22)	(97)	(67)
Acquisitions	(94)	(140)	(645)	(152)
Dividends	(148)	(135)	(588)	(536)
Repurchases of common stock	(313)	(250)	(1,250)	(1,450)
Debt issuance	992	1,975	992	1,975
Debt repayments	—	(678)	—	(678)
Warrants exercised	—	—	123	250
Other	6	9	60	31

Total cash flow	$1,595	$1,489	$362	$996

(1)	Working capital (excluding pension and taxes) is a summation of changes in: contracts in process and advance payments and billings in excess of costs incurred, inventories, prepaid expenses and other current assets, accounts payable, accrued employee compensation, and other accrued expenses from the Statements of Cash Flows.

Attachment F (Page 1 of 2)

Raytheon Company

Non-GAAP Financial Measures - Adjusted EPS, Adjusted Income and Adjusted Operating Margin

Fourth Quarter 2011

Adjusted EPS Non-GAAP Reconciliation

(In millions, except per share amounts)
	Three Months Ended		Twelve Months Ended		2012 Guidance
					Low end	High end
	31-Dec-11	31-Dec-10	31-Dec-11	31-Dec-10	of range	of range
Diluted earnings per share from continuing operations attributable to Raytheon Company common stockholders	$1.58	$1.37	$5.28	$4.79	$4.90	$5.05
Per share impact of the FAS/CAS Adjustment (A)	0.16	0.09	0.62	0.32	0.54	0.55
Per share impact of the UK Border Agency (UKBA) Program Adjustment (B)	—	—	—	0.75	—	—
Per share impact of the UKBA LOC Adjustment (C)	—	—	0.17	—	—	—
Per share impact of the favorable tax settlements (D)	—	—	(0.17)	(0.45)	—	—
Per share impact of the early debt retirement make-whole provision (E)	—	0.13	—	0.13	—	—
Per share impact of the acceleration of deferred gains related to terminated interest rate swaps on retired debt (F)	—	(0.03)	—	(0.03)	—	—

Adjusted EPS (4), (5)	$1.74	$1.55	$5.90	$5.51	$5.45	$5.60

(A) FAS/CAS Adjustment	$83	$49	$337	$187	$284	$284
Tax effect (1)	(29)	(17)	(118)	(65)	(99)	(99)

After-tax impact	54	32	219	122	185	185
Diluted shares	345.1	366.0	353.6	377.0	340.0	334.0

Per share impact	$0.16	$0.09	$0.62	$0.32	$0.54	$0.55

(B) UKBA Program Adjustment	$—	$—	$—	$395	$—	$—
Tax effect (2)	—	—	—	(111)	—	—

After-tax impact	—	—	—	284	—	—
Diluted shares	—	—	—	377.0	—	—

Per share impact	$—	$—	$—	$0.75	$—	$—

(C) UKBA LOC Adjustment	$—	$—	$80	$—	$—	$—
Tax effect (3)	—	—	(20)	—	—	—

After-tax impact	—	—	60	—	—	—
Diluted shares	—	—	353.6	—	—	—

Per share impact	$—	$—	$0.17	$—	$—	$—

(D) Favorable tax settlements	$—	$—	$(60)	$(170)	$—	$—
Diluted shares	—	—	353.6	377.0	—	—

Per share impact	$—	$—	$(0.17)	$(0.45)	$—	$—

(E) Early debt retirement make-whole provision	$—	$73	$—	$73	$—	$—
Tax effect (1)	—	(26)	—	(26)	—	—

After-tax impact	—	47	—	47	—	—
Diluted shares	—	366.0	—	377.0	—	—

Per share impact	$—	$0.13	$—	$0.13	$—	$—

(F) Acceleration of deferred gains related to terminated interest rate swaps on retired debt	$—	$(15)	$—	$(15)	$—	$—
Tax effect (1)	—	5	—	5	—	—

After-tax impact	—	(10)	—	(10)	—	—
Diluted Shares	—	366.0	—	377.0	—	—

Per share impact	$—	$(0.03)	$—	$(0.03)	$—	$—

(1)	Tax effected at 35% federal statutory tax rate.
(2)	Tax effected at approximately 30.5% blended global tax rate.
(3)	Tax effected at approximately 25% blended global tax rate.
(4)	These amounts are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). They should be considered supplemental to and not a substitute for financial performance in accordance with GAAP and may not be defined and calculated by other companies in the same manner. These amounts exclude the FAS/CAS Adjustment and, from time to time, certain other items. We are providing these measures because management uses them for the purposes of evaluating and forecasting the Company’s financial performance and believes that they provide additional insights into the Company’s underlying business performance. We also believe that they allow investors to benefit from being able to assess our operating performance in the context of how our principal customer, the U.S. Government, allows us to recover pension and PRB costs and to better compare our operating performance to others in the industry on that same basis. Amounts may not recalculate directly due to rounding.
(5)	Adjusted EPS is diluted EPS from continuing operations attributable to Raytheon Company common stockholders excluding the EPS impact of the FAS/CAS Adjustment and, from time to time, certain other items. In addition to the FAS/CAS Adjustment, three and twelve months ended 2010 Adjusted EPS exclude the earnings per share impact of the charges associated with the make-whole provision on the early retirement of debt and the impact of the acceleration of deferred gains related to terminated interest rate swaps on retired debt in 2010. In addition to the FAS/CAS Adjustment, twelve months ended 2011 Adjusted EPS also excludes the per share impact of the UKBA LOC Adjustment, as previously disclosed, while twelve months ended 2010 Adjusted EPS also excludes the per share impact of the UKBA Program Adjustment, as previously disclosed. The UKBA Program Adjustment was based on our adjustment after the UKBA’s termination of the UKBA program, to our estimated amount of revenue and costs under the program in the second quarter of 2010. The UKBA LOC Adjustment was based on the UKBA’s decision to draw down on the previously disclosed letters of credit provided by Raytheon Systems Limited (RSL). The determination of the validity of the drawdown is now a subject of the ongoing arbitration proceedings related to the UKBA program. Twelve months ended 2011 and 2010 Adjusted EPS also excludes the earnings per share impact of favorable tax settlements in the third quarters of 2011 and 2010 as a result of our receipt of final approval from the IRS and the U.S. Congressional Joint Committee on Taxation of the IRS’ examination of our tax returns for the 2006-2008 tax years and 1998-2005 tax years, respectively.

Attachment F (Page 2 of 2)

Raytheon Company

Non-GAAP Financial Measures - Adjusted EPS, Adjusted Income and Adjusted Operating Margin

Fourth Quarter 2011

Adjusted Income Non-GAAP Reconciliation

(In millions)
	Three Months Ended		Twelve Months Ended
	31-Dec-11	31-Dec-10	31-Dec-11	31-Dec-10
Income from continuing operations attributable to Raytheon Company common stockholders	$546	$499	$1,867	$1,804
FAS/CAS Adjustment	54	32	219	122
UKBA Program Adjustment	—	—	—	284
UKBA LOC Adjustment	—	—	60	—
Favorable tax settlements	—	—	(60)	(170)
Early debt retirement make-whole provision	—	47	—	47
Acceleration of deferred gains related to terminated interest rate swaps on retired debt	—	(10)	—	(10)

Adjusted Income (1), (2)	$600	$568	$2,086	$2,077

Adjusted Operating Margin Non-GAAP Reconciliation

	Three Months Ended		Twelve Months Ended		2012 Guidance
					Low end	High end
	31-Dec-11	31-Dec-10	31-Dec-11	31-Dec-10	of range	of range

Operating Margin	13.4%	11.7%	11.5%	10.4%	10.9%	11.1%
Impact of the FAS/CAS Adjustment	1.3%	0.7%	1.4%	0.7%	1.2%	1.2%
Impact of UKBA Program Adjustment	—%	—%	—%	1.4%	—%	—%
Impact of the UKBA LOC Adjustment	—%	—%	0.3%	—%	—%	—%

Adjusted Operating Margin (1), (3)	14.6%	12.4%	13.2%	12.5%	12.1%	12.3%

(1)	These amounts are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). They should be considered supplemental to and not a substitute for financial performance in accordance with GAAP and may not be defined and calculated by other companies in the same manner. These amounts exclude the FAS/CAS Adjustment and, from time to time, certain other items. We are providing these measures because management uses them for the purposes of evaluating and forecasting the Company’s financial performance and believes that they provide additional insights into the Company’s underlying business performance. We also believe that they allow investors to benefit from being able to assess our operating performance in the context of how our principal customer, the U.S. Government, allows us to recover pension and PRB costs and to better compare our operating performance to others in the industry on that same basis. Amounts may not recalculate directly due to rounding.
(2)	Adjusted Income is income from continuing operations attributable to Raytheon Company common stockholders excluding the after-tax impact of the FAS/CAS Adjustment and, from time to time, certain other items. In addition to the FAS/CAS Adjustment, three and twelve months ended 2010 Adjusted Income exclude the earnings per share impact of the charges associated with the make-whole provision on the early retirement of debt and the impact of the acceleration of deferred gains related to terminated interest rate swaps on retired debt in the twelve months ended 2010. In addition to the FAS/CAS Adjustment, twelve months ended 2011 Adjusted Income also excludes the after-tax impact of the UKBA LOC Adjustment, as described above, while twelve months ended 2010 Adjusted Income also excludes the after-tax impact of the UKBA Program Adjustment, as described above. Three months and twelve months ended 2011 and 2010 Adjusted Income also excludes the impact of the favorable tax settlements in the third quarters of 2011 and 2010, as described above.
(3)	Adjusted Operating Margin is defined as total operating margin excluding the margin impact of the FAS/CAS Adjustment and, from time to time, certain other items. In addition to the FAS/CAS Adjustment, twelve months ended 2011 Adjusted Operating Margin also excludes the impact of the UKBA LOC Adjustment, as described above, while twelve months ended 2010 Adjusted Operating Margin also excludes the impact of the UKBA Program Adjustment, as described above.

Attachment G

Raytheon Company

Preliminary Return on Invested Capital Non-GAAP Financial Measure

Fourth Quarter 2011

We define ROIC as income from continuing operations excluding the after-tax effect of the FAS/CAS Adjustment and, from time to time, certain other items, plus after-tax net interest expense plus one-third of operating lease expense after-tax (estimate of interest portion of operating lease expense) divided by average invested capital after capitalizing operating leases (operating lease expense times a multiplier of 8), adding financial guarantees less net investment in Discontinued Operations, and adding back the liability for defined benefit pension plans and postretirement benefit plans, net of tax. ROIC is not a measure of financial performance under generally accepted accounting principles (GAAP) and may not be defined and calculated by other companies in the same manner. ROIC should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP. The Company uses ROIC as a measure of the efficiency and effectiveness of its use of capital and as an element of management compensation.

Return on Invested Capital

(In millions, except percentages)
	2010	2011	Adjusted 2011 (6)
Income from continuing operations	$1,843	$1,897	$1,878
FAS/CAS Adjustment (1)	122	219	219
Q2 2010 UK Border Agency (UKBA) program adjustment (2)	284	—	—
Favorable tax settlements	(170)	(60)	(60)
Q4 2010 early debt retirement make-whole provision (1)	47	—	—
Q1 2011 UKBA LOC Adjustment (3)	—	60	60
Net interest expense (1)	72	101	102
Lease expense (1)	67	59	59

Return	$2,265	$2,276	$2,258

Net debt (4)	$(171)	$289	$289
Equity less investment in discontinued operations	9,944	9,163	9,132
Lease expense x 8, plus financial guarantees	2,890	2,766	2,762
Pension and PRB liability, net of related tax benefit	3,323	3,774	3,774

Invested capital from continuing operations (5)	$15,986	$15,992	$15,957

ROIC	14.2%	14.2%	14.2%

(1)	Net of tax, calculated utilizing the federal statutory tax rate of 35%
(2)	Net of tax, calculated utilizing the UK statutory tax rate in effect in Q2 2010 of 28%
(3)	Net of tax, calculated utilizing the UK statutory tax rate in effect in Q4 2011 of 25%
(4)	Net debt is defined as total debt less cash and cash equivalents and is calculated using a 2-point average
(5)	Calculated using a 2-point average
(6)	Excludes the financial impact of Raytheon Airline Aviation Services (RAAS), the Company’s residual turbo-prop commuter aircraft portfolio. In the first quarter of 2012, the Company sold the remaining operating assets at a slight gain and ceased operations of RAAS. Accordingly, the favorable 2011 financial results of RAAS will be reclassified to discontinued operations beginning in the first quarter of 2012.

Attachment H

Raytheon Company

Preliminary Non-GAAP Reconciliation of Financial Information Excluding RAAS*

Fourth Quarter 2011

(In millions except per share amounts)

Total Net Sales

	Three Months Ended				Twelve Months Ended
	03-Apr-11	03-Jul-11	02-Oct-11	31-Dec-11	31-Dec-11	31-Dec-10	31-Dec-09

Net sales as reported under GAAP	$6,062	$6,222	$6,132	$6,441	$24,857	$25,183	$24,881
Adjustment for RAAS	(10)	(21)	(16)	(19)	(66)	(33)	(38)

Net sales excluding RAAS	$6,052	$6,201	$6,116	$6,422	$24,791	$25,150	$24,843

Operating Income

	Three Months Ended				Twelve Months Ended
	03-Apr-11	03-Jul-11	02-Oct-11	31-Dec-11	31-Dec-11	31-Dec-10	31-Dec-09

Operating income as reported under GAAP	$591	$681	$725	$860	$2,857	$2,607	$3,042
Adjustment for RAAS	(2)	(11)	(3)	(11)	(27)	6	13

Operating income excluding RAAS	$589	$670	$722	$849	$2,830	$2,613	$3,055

Operating Margin

	Three Months Ended				Twelve Months Ended
	03-Apr-11	03-Jul-11	02-Oct-11	31-Dec-11	31-Dec-11	31-Dec-10	31-Dec-09

Operating margin as reported under GAAP	9.7%	10.9%	11.8%	13.4%	11.5%	10.4%	12.2%
Operating margin excluding RAAS	9.7%	10.8%	11.8%	13.2%	11.4%	10.4%	12.3%

Income from Continuing Operations Attributable to Raytheon Company Common Stockholders

	Three Months Ended				Twelve Months Ended
	03-Apr-11	03-Jul-11	02-Oct-11	31-Dec-11	31-Dec-11	31-Dec-10	31-Dec-09

Income from continuing operations as reported under GAAP	$383	$438	$500	$546	$1,867	$1,804	$1,936
Adjustment for RAAS	(2)	(8)	(2)	(7)	(19)	1	4

Income from continuing operations excluding RAAS	$381	$430	$498	$539	$1,848	$1,805	$1,940

EPS from Continuing Operations Attributable to Raytheon Company Common Stockholders

	Three Months Ended				Twelve Months Ended
	03-Apr-11	03-Jul-11	02-Oct-11	31-Dec-11	31-Dec-11	31-Dec-10	31-Dec-09

Diluted EPS from continuing operations as reported under GAAP	$1.06	$1.23	$1.43	$1.58	$5.28	$4.79	$4.89
(Loss)/income per share for RAAS	(0.01)	(0.02)	(0.01)	(0.02)	(0.05)	—	0.01

Diluted EPS from continuing operations excluding RAAS	$1.06	$1.20	$1.42	$1.56	$5.22	$4.79	$4.91

Operating Cash Flow

					Twelve Months Ended
					31-Dec-11
Operating Cash Flow as reported under GAAP					$2,156
Adjustment for RAAS					(54)

Operating Cash Flow excluding RAAS					$2,102

*	These amounts are not measures of financial performance under generally accepted accounting principles (GAAP). They should be considered supplemental to and not a substitute for financial performance in accordance with GAAP. In the first quarter of 2012, the Company sold the remaining operating assets at a slight gain and ceased operations of RAAS. We are providing these non-GAAP measures to provide insight on how we expect continuing operations to appear when RAAS is reported as a discontinued operation. Amounts may not foot due to rounding.